Exhibit 10.16

Execution Version

TERM EMPLOYMENT AGREEMENT

THIS TERM EMPLOYMENT AGREEMENT (this “Agreement”) IS DATED AS OF APRIL 19, 2021 (THE “EXECUTION DATE”) BY AND AMONG ENDEAVOR GROUP HOLDINGS, INC., A DELAWARE CORPORATION (“EGH”), ENDEAVOR OPERATING COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (Endeavor Operating Company, LLC or such affiliate thereof which may employ Employee from time to time, the “Employer”), and CHRISTIAN MUIRHEAD, AN INDIVIDUAL (“Employee”).

RECITALS

A.

Employee is currently providing services to the “Employer Group” (as defined below) pursuant to the terms and conditions of that certain Term Employment Agreement, entered into on November 30, 2020, by and between WME IMG, LLC, Employee and, for limited purposes, Endeavor Operating Company, LLC, WME Holdco, LLC (“WME Holdco”) and WME Iris Management IV Holdco, LLC (“Iris IV Holdco”) (the “Existing Agreement”).

B.

Employee acknowledges and agrees that many aspects of the business and affairs of the Employer Group are confidential and that Employee will have access to “Confidential Information” (as defined below).

C.

Employee acknowledges and agrees that the services to be rendered by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives such services peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

D.

Employee currently holds equity interests in WME Holdco, Iris IV Holdco and UFC Management Holdco LLC (WME Holdco, Iris IV Holdco and UFC Management LLC, collectively, together with any successors thereto (including, without limitation, any entities through which he will directly or indirectly hold equity interests in Endeavor Operating Company, LLC or Endeavor Manager, LLC following any reorganization or restructuring in connection with the consummation of an initial public offering of EGH), the “Management Holdcos”).

E.

The parties hereto wish to supersede the Existing Agreement as of the Effective Date (as defined below) and are entering into this Agreement in order to, among other things, memorialize the terms of the continued employment of Employee by Employer, to protect to the fullest extent permissible the Confidential Information of EGH, Employer and their respective affiliates’ clients, and to insure the strictest compliance by Employee with Employee’s fiduciary obligations to EGH, Employer and their respective affiliates (including the Management Holdcos) (collectively with EGH, the “Employer Group”) and to their respective clients.

Execution Version

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in consideration of and as a condition to the employment of Employee by Employer, the parties hereto agree as follows:

1. Effectiveness.

This Agreement shall be effective as of the effective date of the consummation of the initial public offering of EGH (the “Effective Date”). To the extent such public offering does not occur on or prior to December 31, 2021, this Agreement shall be void ab initio and the Existing Agreement shall remain in full force and effect.

2. Position and Duties.

Employer hereby agrees to employ Employee as Chief Communications Officer, subject to the terms, conditions and provisions of this Agreement. Employee accepts such employment and agrees to render services as provided herein, all of which services shall be performed conscientiously and to the fullest extent of Employee’s ability. Employee shall report directly to the Chief Executive Officer and/or Executive Chairman of Employer (or, from time to time, to their designees). Employee shall devote substantially all of Employee’s business time to the Employer Group during the Term (as defined in Subsection 4.1 below); provided, that nothing in this Agreement shall preclude Employee from serving as a member of the board of directors of any charitable, educational, religious, public interest or public service organization (but not as a member of the board of directors of a “for-profit” entity not part of the Employer Group unless approved by the Chief Executive Officer or Executive Chairman of Employer), in each instance not inconsistent with the business practices and policies of Employer, or from devoting reasonable periods of time to the activities of the aforementioned organizations, unless such activities interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder to the Employer Group. During the Term, Employee’s principal place of employment will be located in New York County. Employee understands that this position requires business travel and Employee will travel as is reasonably necessary to perform his duties.

3. Compensation.

3.1 During the Term, Employer agrees to pay and Employee agrees to accept a salary (the “Base Salary”) at an annual rate of $1,000,000. The Base Salary at the annual rate set forth in this Section 3.1 shall only apply following the Effective Date (and have no retroactive effect) and shall be payable in accordance with Employer’s customary procedures and practices commencing on the first payroll date following the Effective Date.

3.2 Cash Bonus Compensation.

(a) In addition to the Base Salary, Employee shall have the opportunity to earn an annual cash bonus (the “Annual Bonus”) in respect of each calendar year during the Term with a target Annual Bonus of up to one hundred percent (100%) of Employee’s Base Salary (the “Target Bonus”). The amount of the Annual Bonus for each fiscal year shall be determined by EGH’s Board of Directors (the “Board”) or such committee to which the Board has defeased its power and authority under EGH’s certificate of incorporation as in effect from time to time (or any committee or subcommittee thereof to which the Board or such committee to which the Board has defeased its power and authority has delegated the applicable authority (if any such delegation has occurred)) (the Board or such committee, as applicable, the “Governing Body”) in its sole discretion and may exceed the amount of the target Annual Bonus for such fiscal year.

(b) Fifty percent (50%) of the Annual Bonus shall be based on the attainment of certain annual performance metrics and the remaining fifty percent (50%) of the Annual Bonus shall be based on continued service and/or other criteria, as determined in the sole discretion of the Governing Body. Without limiting the foregoing, unless otherwise determined by the Governing Body, the right to payment of any Annual Bonus shall be subject to Employee’s continued employment through the end of the fiscal year to which it relates. Payment of the Annual Bonus shall be made at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Annual Bonus relates.

3.3 Equity Compensation.

(a) Employee shall be eligible to receive an equity award (an “Annual Equity Award”) in respect of each calendar year commencing during the Term. Fifty percent (50%) of the size of the Annual Equity Award shall be based on the attainment of certain annual performance metrics and fifty percent (50%) of the size of the Annual Equity Award shall be based on continued service and/or other criteria, which shall be determined in the sole discretion of the Governing Body (or the Board or a committee thereof if required with respect to actions taken to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the Board or a committee thereof for these purposes, the “16b-3 Committee”)). Subject to approval by the Governing Body or the 16b-3 Committee, as applicable, the Annual Equity Award for each fiscal year is expected to (i) represent an aggregate value ranging from fifty percent (50%) to one-hundred and fifty percent (150%) of Employee’s Base Salary (such value calculated by the Governing Body or the 16b-3 Committee, as applicable, in its good faith discretion) and (ii) consist of fifty percent (50%) grants in the form of options (or similar awards) vesting based on continued service over a three-year period following grant, and fifty percent (50%) grants in the form of restricted stock units (or similar awards) vesting based on continued service and/or attainment of performance goals or metrics, and in each case will be issued pursuant to award agreements on EGH’s applicable forms at the time of grant (the “Annual Equity Award Agreements”). Notwithstanding the foregoing, the terms and conditions of each of Employee’s Annual Equity Award (including the nature and vesting conditions thereof) shall be determined in the sole discretion of the Governing Body or the 16b-3 Committee, as applicable, subject to the terms of their applicable charters (if any), and the value of the Annual Equity Award may exceed (or be less than) the expected amount for such fiscal year as described above.

(b) In addition to the foregoing, to the extent Employee has not received the Supplemental Equity Award (as defined and described in Section 3.3 of the Existing Agreement) prior to the Effective Date, Employee will be entitled to receive a one-time equity award (the “Post-IPO Supplemental Equity Award”), subject to approval by the Governing Body or 16b-3 Committee, as applicable, and Employee’s continued employment through the date of grant. Two-thirds of the Post-IPO Supplemental Equity Award shall be comprised of restricted stock, restricted stock units or similar awards of EGH and the remaining one-third of the Post-IPO Supplemental Equity Award shall be comprised of options or similar awards of EGH, and shall cover a number of shares of EGH equal to $2,000,000 divided by the price at pricing of the initial public offering of EGH. The Post-IPO Supplemental Equity Award will vest in three equal installments on each of December 31, 2021, December 31, 2022 and December 31, 2023, subject to Employee’s continued employment through the vesting date, and will be issued pursuant to award agreements in EGH’s applicable forms at the time of grant (the “Post-IPO Supplemental Equity Award Agreements”).

3.4 Employee acknowledges that, unless otherwise determined by the Governing Body or 16b-3 Committee, as applicable, in accordance with the terms of their applicable charters (if any), the sole cash and equity-based compensation that Employee is entitled to receive from the Employer Group shall be (a) the Base Salary pursuant to Subsection 3.1, (b) the Annual Bonus pursuant to Subsection 3.2, and (c) the Annual Equity Award and Post-IPO Supplemental Equity Award pursuant to Subsection 3.3. For the avoidance of doubt, the Governing Body and 16b-3 Committee, as applicable, may from time to time in its sole and absolute discretion provide for increases to (or cash and/or equity-based compensation in addition to) the compensation set forth in this Agreement.

3.5 EGH, Employer and Employee agree that Employer and EGH shall be entitled to allocate, for federal, state and local income tax and other tax purposes, the percentage of Employee’s services that Employee provides in each of his capacities as the Chief Communications Officer of Employer and an officer of EGH. For purposes of this Agreement, references to the “Governing Body” shall include, in each case, any committee or subcommittee thereof, to which the Governing Body has delegated the applicable authority (if any such delegation has occurred).

4. Term and Termination.

4.1 Employer and Employee acknowledge and agree that the employment of Employee under this Agreement is for a term beginning on the Effective Date and, subject to earlier termination in accordance with this Section 4, ending on the close of business on December 31, 2023 (the “Term”).

4.2 In the event that Employee shall, for any reason, continue to render services to the Employer Group after the expiration of the Term, and shall not have resigned or been terminated due to an Employer Non-Renewal (as defined below) following December 31, 2023 in accordance with Section 4.8, Employee shall be deemed an “at-will” employee whose employment may be terminated by either Employer (or any of its Subsidiaries, as applicable) or Employee at any time and for any reason (and Employee shall in no event be entitled to the Continuation Payments, the Bonus Continuation or the Equity Award Acceleration (as such terms defined in Subsection 4.6 below) following any such termination). In the event Employee’s employment hereunder is terminated for any reason after expiration of the Term, Employee shall resign all positions held with the Employer Group.

4.3 Employer may terminate the Term and Employee’s employment hereunder for Disability. “Disability” means (a) Employee’s incompetence, as determined and declared by a court of competent jurisdiction or (b) as determined in good faith by Employer, that the mental or physical incapacity of Employee is such that Employee is incapable of rendering services to the Employer Group for a period of ninety (90) consecutive days or for an aggregate of one hundred and twenty (120) days in any period of three hundred and sixty five (365) consecutive days. In addition, Employer may also terminate the Term and Employee’s employment hereunder with or without Cause. “Cause” shall mean Employee’s (a) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Employee’s employment with Employer; (b) conviction of a felony, whether or not related to Employee’s employment with Employer; (c) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (d) unauthorized disclosure or use of Confidential Information or material breach of Section 8 (Intellectual Property) of this Agreement, in each case that results in material harm to the Employer Group; (e) material breach of any applicable restrictive covenants set forth in any agreement between Employee and the Employer Group; (f) material breach of any other material obligation under this Agreement; (g) material violation of Employer Group’s written policies that the Governing Body determines is detrimental to the best interests of the Employer Group; (h) use of alcohol or drugs that materially interferes with the performance of Employee’s duties; or (i) conduct that brings Employee or the Employer Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Employee or the Employer Group. Notwithstanding the foregoing, termination by Employer for Cause shall not be effective until and unless Employee has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, Employee is thereafter given thirty (30) days to cure (other than with respect to clause (b) or (c) of the preceding sentence) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that any errors in expense reimbursement may be cured by repayment).

4.4 Employee may terminate the Term and Employee’s employment hereunder for Good Reason at any time, except at such time as Cause exists with respect to Employee. Employee shall notify Employer in writing within ninety (90) days after the occurrence of any event giving rise to Good Reason. If Employer shall not have cured such event or events giving rise to Good Reason within thirty (30) days after receipt of written notice from Employee, Employee may terminate employment for Good Reason by delivering a resignation letter to Employer within five (5) business days following such thirty-day cure period; provided, that if Employee has not delivered such resignation letter to Employer within such five-day period, Employee waives the right to terminate employment for Good Reason. “Good Reason” shall mean, without Employee’s written consent the material breach by Employer of any material obligation under this Agreement (including any failure of Employer to pay or provide the compensation provided for in Section 3 above). For the avoidance of doubt, subject to any applicable cure period set forth above, any requirement for Employee to relocate Employee’s principal place of employment outside of New York County without his consent will constitute “Good Reason”.

4.5 Termination on Account of Death or Disability. In the event that the Term and Employee’s employment hereunder terminates as a result of Employee’s death or is terminated by Employer due to Employee’s Disability prior to December 31, 2023, Employee (or Employee’s estate, as applicable) shall only be entitled to receive accrued and unpaid Base Salary as of the date of termination of employment. Such amounts shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment, or otherwise required by applicable law. In the event the Term and Employee’s employment hereunder is terminated by Employer on account of Disability, Employee shall resign all positions held with the Employer Group and in the event of termination of the Term and Employee’s employment hereunder on account of Employee’s death, Employee shall be deemed to have so resigned.

4.6 Termination Without Cause or for Good Reason. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, in each case, prior to December 31, 2023, Employee shall be entitled to receive (a) accrued and unpaid Base Salary or Annual Bonus earned but not yet paid as of the date of termination of employment, which shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment, or otherwise required by applicable law or, in respect of the Annual Bonus, on the scheduled payment date in accordance with Subsection 3.2, (b) payment equal to the Target Bonus for the calendar year in which termination occurs, payable on the scheduled payment date for the Target Bonus in accordance with Subsection 3.2 as if Employee had remained employed through the payment date of such Target Bonus (the “Bonus Continuation”), (c) continued payment of the Base Salary in effect as of the date of Employee’s termination of employment, payable by Employer in equal installments as if Employee had remained employed through the later of (i) December 31, 2023, and (ii) the first anniversary of the date of termination (the “Continuation Payments” and such period, the “Continuation Period”) and (d) accelerated vesting of the portion of (i) the Annual Equity Award subject to time-based vesting and (ii) the Post-IPO Supplemental Equity Award, in each case (i) and (ii), that remains unvested as of the date of termination (the “Equity Award Acceleration”). Notwithstanding anything in this Agreement to the contrary, the Continuation Payments and any right to the Bonus Continuation shall immediately cease (and Employee shall forfeit the portion of the Annual Equity Award and Post-IPO Supplemental Equity Award subject to the Equity Award Acceleration and any equity received in respect thereof (and refund all proceeds received in respect of such equity through sale thereof or otherwise)) in the event that Employee breaches any of the covenants set forth in Sections 7 or 8 of this Agreement or any restrictive covenants then-

applicable to Employee. In order to receive the Continuation Payments, the Bonus Continuation and the Equity Award Acceleration, Employee must first execute and deliver a release of claims in the form attached hereto as Exhibit A (the “Release”), that has become effective in accordance with its terms (including the expiration of any applicable revocation period contained therein or required by applicable law) within sixty (60) days after the date of termination of Employee’s employment (such 60-day period, the “Release Period”). The Continuation Payments shall be paid ratably in monthly installments over the Continuation Period with the first such installment to be paid no later than ten (10) days following the date on which the Release becomes effective and irrevocable (which installment shall include any installment of the Continuation Payments that would have been paid to Employee prior to such date absent the requirement to execute the Release); provided, that, if the Release Period spans two calendar years, then the first installment of the Continuation Payments (which installment shall include any installment of the Continuation Payments that would have been paid to Employee prior to such date absent this proviso) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Subsection 4.6 absent this proviso. Notwithstanding anything to the contrary in the Annual Equity Award Agreements and Post-IPO Supplemental Equity Award Agreements, (i) the portion of the Annual Equity Award subject to time-based vesting and Post-IPO Supplemental Equity Award that, in each case, remains unvested as of the date of termination by Employer without Cause or by Employee for Good Reason shall remain outstanding and unvested and shall become vested (and be exercisable and/or settled) if and only if the Release becomes effective as described above and Employee is otherwise entitled hereunder, subject to compliance with Section 409A of the Code, and (ii) if the Release does not become so effective, such portion shall be forfeited for no consideration immediately following the end of the Release Period. In the event of any termination of the Term and Employee’s employment hereunder by Employer without Cause or by Employee for Good Reason, Employee shall resign all positions held with the Employer Group.

4.7 Termination for Cause. If Employer terminates the Term and Employee’s employment hereunder for Cause, then Employer shall have no further obligations to Employee under this Agreement, other than the payment of accrued and unpaid Base Salary, which shall be paid in a lump sum within thirty (30) days after the date of termination of employment, or as otherwise required by applicable law. In the event of any termination of the Term and Employee’s employment hereunder by Employer for Cause, Employee shall no longer hold any positions with the Employer Group.

4.8 Termination due to Employer Non-Renewal.

(a) Upon an Employer Non-Renewal (as defined below), Employee shall be entitled to receive (i) accrued and unpaid Base Salary or Annual Bonus earned for any year prior to the year of termination, but not yet paid as of the date of termination of employment, which shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or as otherwise required by applicable law) or, in respect of the Annual Bonus, on the scheduled payment date in accordance with Subsection 3.2, and (ii) continued payment of the Base Salary in effect as of the date of Employee’s termination of employment as if Employee had remained employed through the end of the six (6) month period immediately following Employee’s termination of employment (the “Post-Term Continuation Payments” and such period, the “Post-Term Continuation Period”).

(b) Notwithstanding anything in this Agreement to the contrary, the Post-Term Continuation Payments shall immediately cease in the event that Employee breaches any of the covenants set forth in Sections 7 or 8 of this Agreement or any restrictive covenants then-applicable to Employee. In order to receive the Post-Term Continuation Payments, Employee must first execute and deliver a Release that has become effective in accordance with its terms (including the expiration of any applicable revocation period contained therein or required by applicable law) within the Release Period. The Post-Term Continuation Payments shall be paid ratably in monthly installments over the Post-Term Continuation Period with the first such installment to be paid no later than ten (10) days following the date on which the Release becomes effective and irrevocable (which installment shall include any installment of the Post-Term Continuation Payments that would have been paid to Employee prior to such date absent the requirement to execute the Release); provided, that, if the Release Period spans two calendar years, then the first installment of the Post-Term Continuation Payments (which installment shall include any installment of the Post-Term Continuation Payments that would have been paid to Employee prior to such date absent this proviso) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Subsection 4.8 absent this proviso. In the event of any termination of Employee’s employment under this Section 4.8, Employee shall resign all positions held with the Employer Group. For the avoidance of doubt, except as set forth in this Section 4.8, Employee shall not be entitled to any severance payments or benefits hereunder upon any termination of employment following December 31, 2023.

(c) An “Employer Non-Renewal” shall mean the occurrence of both of the following: (i) the Employer’s failure to furnish a bona fide offer of employment on or before August 31, 2023, which provides for annual cash and equity compensation opportunities that are substantially comparable, in the aggregate, to the annual cash and equity compensation opportunities Employee received hereunder (excluding from such comparison, for the avoidance of doubt, the IPO Equity Award and the Post-IPO Supplemental Equity Award), and (ii) the termination of Employee’s employment by Employer without Cause or by Employee for any reason during within the thirty (30) day period on or after January 1, 2024 (provided that, at the time of such termination, events or circumstances that could constitute Cause (without regard for any cure periods) do not exist with respect to Employee, and Employee has continued to comply with all applicable restrictive covenants). For the avoidance of doubt, in no event shall an Employer Non-Renewal be deemed to be a termination with or without Cause or with or without Good Reason for purposes of this Article 4 (other than Section 4.8(c)).

4.9 Treatment of Equity. Except as otherwise set forth in Section 4.6, upon termination of Employee’s employment hereunder, Employee’s equity interests in the Management Holdcos, EGH or any other member of the Employer Group shall be treated in accordance with the award agreements, and other applicable agreements governing such equity interests and equity-based awards.

5. Other Benefits.

Subject to Subsection 3.4, during the Term and Employee’s employment with the Employer Group, Employee shall be eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, and other welfare benefit plans and programs (excluding any severance plans) that are made available to all active employees of the Employer Group. To the extent that there are multiple benefit plans within the Employer Group, Employee will be entitled to participate in the same level of benefit plans as are available to the senior most active employees of Employer, other than the Chief Executive Officer and Executive Chairman of Employer.

6. Employer Expense Reimbursement.

During Employee’s employment by Employer, Employee will be reimbursed in accordance with Employer’s policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of Employee’s duties and responsibilities hereunder; provided, that Employee provides Employer with proper substantiation of such travel, entertainment and other expenses; and provided, further, that any such expense will not be considered to be reasonably incurred in the performance of Employee’s duties and responsibilities hereunder if it is an expense that otherwise expressly requires the prior approval or consent of the Governing Body. Any such reimbursements shall be paid no later than the end of the calendar year following the calendar year in which the related expense is incurred.

7. Confidential Information.

7.1 Employee agrees that Employee will not at any time, whether during or subsequent to Employee’s employment by the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing Employee’s duties to the Employer Group, any confidential and proprietary information and trade secrets of the Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by Employee while in the employ of the Employer Group. Upon leaving the employ of the Employer Group, Employee will not take or use, without the prior written consent of Employer, any memoranda, notes (whether or not prepared by Employee during the course of Employee’s employment with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which Employee acknowledges are the exclusive property of the Employer Group;

provided that Employee shall be entitled to retain any such material solely relating to his equity interests in the Management Holdcos or any other member of the Employer Group and use the same solely to the extent relating to such ownership interests. Employee hereby agrees to surrender to Employer upon request at any time after the termination of Employee’s employment with the Employer Group all such documents and other property.

7.2 Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Employer to make any such reports or disclosures and Employee is not required to notify the Employer that Employee has made such reports or disclosures.

8. Intellectual Property.

8.1 If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Employee’s employment by the Employer Group and within the scope of such employment and/or with the use of any of the Employer Group’s resources (“Employer Works”), Employee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in Employer.

8.2 Employee shall take all requested actions and execute all requested documents (including any licenses or assignments) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3 Employee shall not knowingly improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Employer Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee shall comply with all relevant policies and guidelines of Employer, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

8.4 Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that if he files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

9. Enforcement.

9.1 Employee agrees that Employer would suffer irreparable damage, that Employer would not have any adequate remedy at law in the event of a breach or threatened breach of any of the covenants set forth in Sections 7 or 8 of this Agreement, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that Employer shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of Sections 7 or 8 of this Agreement and to specific performance of such Sections 7 or 8 of this Agreement, in each case without proof of actual damages, and Employee waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.2 Employee further agrees that the remedies provided for in this Section 9 shall be in addition to, and not in limitation of, any other remedies that may be available to Employer whether at law or in equity, including monetary damages, and all of Employer’s rights shall be unrestricted, including, but not limited to, the right to terminate Employee at any time for any reason.

10. Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any of the provisions of this Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Sections 7 or 8, then such Sections shall be construed as providing for the maximum protections available to an employer which the laws of that jurisdiction permit.

11. Section 409A.

11.1 This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

11.2 If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until Employee has had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, Employee shall be considered to have experienced a separation from service when the facts and circumstances indicate that Employee and Employer reasonably anticipate that either (i) no further services will be performed for Employer after a certain date, or (ii) that the level of bona fide services Employee will perform for Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer if Employee has been providing services to Employer for less than 36 months).

11.3 For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.4 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s “separation from service”, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to Employee on the first payroll date that occurs after the date that is six months and one day following Employee’s “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

11.5 Employer and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to Employer. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on Employee or for Employee’s account in connection with any payment or benefit under this Agreement (including any taxes, interest, and penalties under Section 409A), and Employer shall have no obligation to indemnify or otherwise hold Employee (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties.

12. Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. All determinations required to be made under this Section 12, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by an accounting firm selected by Employer.

13. Arbitration.

13.1 In consideration of Employee’s employment or engagement with Employer, his promise to arbitrate all employment or service related disputes and Employee’s receipt of the compensation and other benefits paid to Employee by Employer, at present and in the future, EMPLOYEE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING EMPLOYER AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF EMPLOYER IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION. Employee agrees to arbitrate such disputes, and thereby agrees to waive any right to a trial by jury, including any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the New York Labor Law (including but not limited to the Retaliatory Action By Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, and the New York City Earned Sick Leave Law, all as amended, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this agreement to arbitrate also applies to any disputes that Employer may have with Employee.

13.2 Employee agrees that any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS appellate procedures (such rules and procedures, the “Procedure”) before a sole arbitrator who shall have been a member of the State Bar of New York for at least ten (10) years prior to appointment. Employee agrees that the arbitration will be conducted in New York City, New York. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and that any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. Employee understands Employer will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay the first $200 of any filing fees associated with any arbitration which Employee initiates. Employee agrees that the decision of the arbitrator shall be in writing and shall be binding upon Employee and Employer.

13.3 Except as provided by the Procedure and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and Employer. Accordingly, except as provided for by the Procedure and this Agreement, neither Employee nor Employer will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Employer policy, and the arbitrator shall not order or require Employer to adopt a policy not otherwise required by law which Employer has not adopted.

13.4 In addition to the right under the Procedure to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

13.5 Except to the extent otherwise provided herein, Employee agrees that the arbitration shall be conducted on a strictly confidential basis and Employee will not disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except Employee’s legal counsel, who shall also be bound by the confidentiality provision of this Subsection 13.5.

13.6 Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim. Employee also understands and agrees that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, Employee must pursue any such claim through this binding arbitration procedure.

14. Governing Law; Consent to Jurisdiction; Jury Trial Waiver.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 14, ANY ACTION TO ENFORCE THIS AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

15. Binding Effect.

The provisions of this Agreement shall be binding on the heirs, executors, administrators and other successors in interest of Employee.

16. Entire Agreement; Amendment.

This Agreement, any award agreements governing Employee’s equity interests in the Management Holdcos, EGH and any other member of the Employer Group, and any other applicable agreements governing such Management Holdcos, EGH, other member of the Employer Group or the equity interests therein shall constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, preliminary agreements, executed agreements and understandings, including, without limitation to the foregoing, the Existing Agreement. This Agreement may not be amended except in writing executed by the parties hereto. Notwithstanding the foregoing, the parties acknowledge and agree that this Agreement is not intended to supersede or replace any restrictive covenants to which Employee may be subject pursuant to any other agreement or policy.

17. Waiver.

Employer’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent Employer from thereafter enforcing each and every other provision of this Agreement.

18. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Employer, to:

Endeavor Operating Company, LLC

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard

Third Floor

Beverly Hills, CA 90210

Attention: Chief Legal Officer

Fax: (310) 246-3065

If to Employee, to:

The address provided by Employee to Employer as set forth in Employer’s records.

19. Taxes.

19.1 Employer shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by applicable tax laws or regulations. Notwithstanding the foregoing, to the extent Employee is treated as a partner for tax purposes in accordance with Subsection 19.2, Employee shall be responsible for satisfying Employee’s obligations in respect of any self-employment taxes out of Employee’s funds.

19.2 Employer and Employee acknowledge and agree that from time to time as determined by Employer, for federal, state and local income tax purposes, Employee may be treated as a partner or employee, subject to applicable law. With respect to any period that Employee is treated as a partner for federal income tax purposes (a) all payments made by Employer to Employee pursuant to this Agreement shall be treated as “guaranteed payments”, within the meaning of Section 707(c) of the Code and (b) any payments made by Employer to Employee pursuant to this Agreement following Employee’s termination shall be treated as payments described in Section 736(a) of the Code and, solely for federal, state and local income tax purposes, Employee shall continue to be treated as a partner for federal income tax purposes with respect to the receipt of such payments. Notwithstanding anything to the contrary in this Agreement, to the extent permitted by law, all payments by Employer hereunder may be appropriately adjusted to take into account any additional taxes of Employer as a result of Employee being treated as an employee rather than as a partner for federal, state and local income tax purposes.

20. Set Off.

Employer’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Employee to Employer or any of its Subsidiaries, except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of a tax under Section 409A, in which case such right shall be null and void.

21. Exculpation and Indemnification.

Employer shall indemnify, defend and hold harmless Employee in his capacity as an officer of the Employer Group against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which Employee may be involved or become subject to, in connection with any matter arising out of or in connection with the Employer Group’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of Employee not acting in good faith on behalf of the Employer Group or arose as a result of the willful commission by

Employee of any act that is dishonest and materially injurious to the Employer Group or results from a breach by Employee of any of Specified Covenant. If Employee, in his capacity as an officer of the Employer Group, becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Employer Group’s business or affairs, or this Agreement or any related document, other than (x) by reason of any act or omission performed or omitted by Employee that was not in good faith on behalf of the Employer Group or constituted a willful commission by Employee of an act that is dishonest and materially injurious to the Employer Group, or (y) as a result of any breach by Employee of a Specified Covenant, Employer shall reimburse Employee for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that Employee shall promptly repay to Employer the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that Employee was not entitled to indemnification by, or contribution from, Employer in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of Employee or the willful commission by Employee of an act that is dishonest and materially injurious to the Employer Group) the foregoing indemnification is unavailable to Employee, or insufficient to hold it harmless, then Employer shall contribute to the amount paid or payable by Employee as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and Employee shall be entitled to, a rebuttable presumption that Employee acted in good faith. For purposes of this Section 21, “Specified Covenant” means Employee’s covenants and agreements contained herein and any other restrictive covenants then applicable to Employee and Employee’s duty of care and duty of loyalty to the Employer Group under applicable law.

22. Successors and Assigns.

This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement, and any rights and obligations of Employer hereunder, may be assigned or delegated, in whole or in part, by Employer to any person for any reason, including any person who is a successor to Employer or to a person who acquires one or more businesses from Employer or any of its affiliates. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any other person that assumes the obligations of Employer hereunder or agrees to perform as Employer hereunder, in each case whether by operation of law or otherwise.

23. Survival.

Insofar as any of the obligations contained in this Agreement are capable of surviving termination of this Agreement they shall so survive and continue to apply to the parties hereto, and if applicable, their respective assignees or successors including, for the avoidance of doubt and without limitation, obligations set forth in Sections 7 through 9 and 25.

24. Interpretation.

The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

25. Cooperation.

During the Term and at any time thereafter, Employee agrees to cooperate (i) with Employer in the defense of any legal matter involving any matter that arose during Employee’s employment with the Employer Group and (ii) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Employer Group. Employer will reimburse Employee for any reasonable travel and out-of-pocket expenses incurred by Employee in providing such cooperation. Furthermore, any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

26. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By	/s/ Jason Lublin

Its
Authorized Signatory

ENDEAVOR GROUP HOLDINGS, INC.

By	/s/ Jason Lublin

Its
Authorized Signatory

EMPLOYEE:

/s/ Christian Muirhead
Christian Muirhead

[Signature Page to Term Employment Agreement]

Exhibit A

General Release

THIS AGREEMENT AND RELEASE, dated as of             , 20     (this “Agreement”), is entered into by and among Christian Muirhead (“Employee”), Endeavor Operating Company, LLC and Endeavor Group Holdings, Inc. (collectively, the “Employer”).

WHEREAS, Employee is currently employed with Employer; and

WHEREAS, Employee’s employment with Employer will terminate effective as of             , 20    ;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the parties hereby agree as follows:

1 Employee shall be provided the [Continuation Payments, Bonus Continuation and Equity Award Acceleration][Post-Term Continuation Payments] (as defined in the Term Employment Agreement by and between Employee and Employer, dated as of              2021 (the “Employment Agreement”)) in accordance with the terms and conditions of Subsections 4.6 and 4.8 of the Employment Agreement; provided, that the [Continuation Payments, Bonus Continuation and Equity Award Acceleration][Post-Term Continuation Payments] shall not be paid or provided if Employee revokes this Agreement pursuant to Section 4 below.

2 Employee, for and on behalf of himself and Employee’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Employee’s employment or termination of employment with, or Employee’s serving in any capacity in respect of, any of Employer and any of its affiliates (collectively, the “Employer Group”), both known and unknown, in law or in equity, which Employee may now have or ever had against any member of the Employer Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Employer Group, including their successors and assigns (collectively, the “Employer Releasees”), including, without limitation, any claim for any severance benefit which might have been due Employee under any previous agreement executed by and between any member of the Employer Group and Employee, and any complaint, charge or cause of action arising out of his employment with the Employer Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933,

the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the New York Labor Law (including but not limited to the Retaliatory Action By Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, and the New York City Earned Sick Leave Law, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement, Employee acknowledges that Employee intends to waive and release any rights known or unknown Employee may have against the Employer Releasees under these and any other laws; provided, that, notwithstanding anything to the contrary herein, Employee does not waive or release Claims with respect to (i) the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Employee’s employment with the Employer, (ii) that portion of Employee’s equity interests in any member of the Employer Group that remains outstanding following Employee’s termination of employment in accordance with the terms of the agreements governing such equity interests and any rights of Employee pursuant thereto, (iii) any vested right Employee may have under any employee pension or welfare benefit plan of the Employer Group or (iv) any rights to indemnification Employee may have under any indemnification agreement Employee may have with any member of the Employer Group or pursuant to the charter, by-laws or other organizational documents of any member of the Employer Group. Employee acknowledges and agrees that the Employer Releasees are third-party beneficiaries of the release of claims set forth in this Section 2.

BY SIGNING THIS RELEASE, EMPLOYEE WILL HAVE WAIVED ANY RIGHT EMPLOYEE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE EMPLOYER RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE EMPLOYER RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL PREVENT EMPLOYEE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST EMPLOYER BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

3 Employee acknowledges that Employee has been given 21 days from the date of receipt of this Agreement to consider all of the provisions of the Agreement, such 21-day period was not affected by any changes to this Agreement, whether or not material, and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period.

2

EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE EMPLOYER TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE EMPLOYER RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4 Employee shall have seven (7) days from the date of Employee’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Employee revokes the Agreement, Employee will be deemed not to have accepted the terms of this Agreement.

5 Each party and its counsel have reviewed this Agreement and have been provided the opportunity to review this Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party

3

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Release as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By

Its
Authorized Signatory

ENDEAVOR GROUP HOLDINGS, INC.

By

Its
Authorized Signatory

EMPLOYEE

Christian Muirhead